Exhibit(a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZOLL Medical Corporation

at

$93.00 Net Per Share

by

Asclepius Subsidiary Corporation

an indirect wholly-owned subsidiary of

Asahi Kasei Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, APRIL 20, 2012, UNLESS THE OFFER IS EXTENDED.

March 26, 2012

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated March 26, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Asclepius Subsidiary Corporation, a Massachusetts corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Asahi Kasei Corporation, a corporation organized in Japan (“Asahi Kasei”), to purchase all issued and outstanding shares of common stock, par value $0.01 (the “Shares”), including the associated preferred stock purchase rights issued under the ZOLL Shareholder Rights Agreement (as described in the Offer to Purchase), of ZOLL Medical Corporation, a Massachusetts corporation (“ZOLL”), at a price of $93.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The board of directors of ZOLL has duly and unanimously (i) determined that the Merger Agreement (as defined below), the Offer, the Merger and the other transactions contemplated by the Merger Agreement (each as described in the Offer to Purchase), are advisable and in the best interests of ZOLL’s shareholders, (ii) authorized and adopted the Merger Agreement and approved the Offer, the Merger (as defined in the Offer to Purchase) and the other transactions contemplated by the Merger Agreement, (iii) authorized and approved the grant of the top-up option to Purchaser and the issuance of the top-up shares upon exercise thereof, (iv) determined that the consideration for the top-up shares is adequate, (v) directed that the Merger Agreement be submitted to the shareholders of ZOLL for approval (unless the Merger is consummated as a short-form merger), (vi) consented to the Offer and recommended that the shareholders of ZOLL (A) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (B) approve the Merger Agreement and the Merger at a special meeting of ZOLL’s shareholders (unless the Merger is consummated as a short-form merger) and (vii) taken all actions necessary so that no Takeover Laws (as described in the Offer to Purchase) that may purport to be applicable to the transaction contemplated by the Merger Agreement shall apply. The board of directors of ZOLL has also taken all actions necessary to ensure the Shareholder Rights Agreement (as described in the Offer to Purchase) will not apply to the transactions contemplated by the Merger Agreement.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $93.00 per Share, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all issued and outstanding Shares.

3. Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not properly withdrawn prior the expiration of the Offer, that number of Shares which would represent at least two-thirds of the issued and outstanding Shares on a fully diluted basis (the “Minimum Tender Condition,” which is further described in the Offer to Purchase), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States and the approval of the Federal Cartel Office of the Federal Republic of Germany, in each case with respect to the Offer, and (iii) other customary conditions as described in Section 13 of the Offer to Purchase—“Conditions of the Offer.” There is no financing condition to the Offer.

4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2012, among Asahi Kasei, Asahi Kasei Holdings US, Inc., a Delaware corporation and a wholly-owned subsidiary of Asahi Kasei, Purchaser and ZOLL (the “Merger Agreement”), under which after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into ZOLL and ZOLL will be the surviving corporation and an indirect wholly-owned subsidiary of Asahi Kasei (the “Merger”). At the effective time of the Merger, each outstanding Share (other than Shares owned by Asahi Kasei, Asahi Kasei Holdings US, Inc., Purchaser, ZOLL or any subsidiary thereof, and any Shares owned by shareholders who have properly exercised appraisal rights, if any, available under Part 13 of the Massachusetts Business Corporation Act) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of Friday, April 20, 2012, unless the Offer is extended.

6. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZOLL Medical Corporation

at

$93.00 Net Per Share

by

Asclepius Subsidiary Corporation

an indirect wholly-owned subsidiary of

Asahi Kasei Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 26, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Asclepius Subsidiary Corporation, a Massachusetts corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Asahi Kasei Corporation, a corporation organized in Japan (“Asahi Kasei”), to purchase all outstanding shares of common stock, par value $0.01 (the “Shares”), including the associated preferred stock purchase rights issued under the ZOLL Shareholder Rights Agreement (as described in the Offer to Purchase), of ZOLL Medical Corporation, a Massachusetts corporation (“ZOLL”), at a price of $93.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated:                                 , 2012

Number of Shares to Be Tendered:            Shares*

Sign Below

Account Number: ______________________________	Signature(s):_________________________________

Dated: __________________________________, 2012	_________________________________

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*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.